Exhibit 99.1

FOR IMMEDIATE RELEASE

NYSE: SRX

Contacts:

Stuart Davis	Stephen Hughes
Vice President & Director, Investor Relations	Senior Vice President and CFO
(703) 502-7731	(703) 227-7010
Stuart_Davis@sra.com	Steve_Hughes@sra.com

SRA Completes Acquisition of Galaxy Scientific Corporation

Fairfax, Virginia, July 5, 2005 — SRA International, Inc. (NYSE: SRX) a leading provider of information technology services and solutions to the federal government, announced that it has completed its acquisition of Galaxy Scientific Corporation, a privately-held provider of systems engineering, information technology, and tactical communications services and solutions to the federal government, effective July 1, 2005.

Founded in 1988, Galaxy focuses on Command, Control, Communications, Computers, and Intelligence (C4I) Tactical Systems; Information Assurance; Information Technology; Training Systems; Engineering Support; and Safety and Security Technologies. Galaxy serves customers throughout the federal government, including the Department of Defense (DoD), Department of Homeland Security (DHS), and the Federal Aviation Administration (FAA). Galaxy has more than 450 employees; revenue for the twelve months ended April 3, 2005 was about $90 million — 76% of which was for DoD and DHS customers.

Renny DiPentima, SRA President and Chief Executive Officer, said, “We enthusiastically welcome the people of Galaxy to our company. Both companies emphasize delighting our customers and taking care of our employees, and the increased capabilities and geographical diversity will benefit the customers and employees of our combined companies. We have already begun integration and expect positive results soon.”

About SRA International, Inc.

SRA is a leading provider of information technology services and solutions — including strategic consulting; systems design, development, and integration; and outsourcing and operations management — to clients in national security, civil government, and health care and public health markets. The Company also delivers business solutions for text and data mining, contingency and disaster response planning, information assurance, environmental strategies, enterprise systems management, and wireless integration.

FORTUNE® magazine has chosen SRA as one of the “100 Best Companies to Work For” for six consecutive years. In 2005, BusinessWeek selected SRA as one of its “Hot Growth” companies and as an Info Tech 100 Company. The Company’s 4,600 employees serve clients from its headquarters in Fairfax, Virginia, and offices across the country. For additional information on SRA, please visit www.sra.com.

Any statements in this press release about future expectations, plans, and prospects for SRA, including statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue, our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business, and other factors discussed in our latest quarterly report on Form 10-Q filed with the SEC on May 2, 2005. In addition, the forward-looking statements included in this press release represent our views as of July 5, 2005. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to July 5, 2005.

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